Exhibit 17.1

July 7, 2011

Board of Directors
The Mobile Star Corp.
c/o Danny Elbaz
53 Hanoter Street
Even Yehuda, Israel 40500

Re:           The Mobile Star Corp. (the “Company”)

Dear Sirs:

Please be advised that I hereby resign as CEO and Director of the Mobile Star Corp., effective the close of business on July 30, 2011.

My resignation does not in any way imply or infer that there is any dispute or disagreement relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Danny Elbaz
Danny Elbaz